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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Onyx Software Corporation:


We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of Onyx Software Corporation as of December 31, 2002 and 2003 and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for the years then ended, and the related 2002 and 2003 financial statement schedule, incorporated by reference herein. Our report refers to a change in the method of accounting for goodwill and other intangible assets as of January 1, 2002.

                                                      /s/ KPMG LLP

Seattle, Washington
May 21, 2004